Exhibit 99.1

RainDrop System Unlocks Power of Trovagene’s Urine-Based Mutation Detection Technology

Digital PCR system adoption helps create ultra-sensitive cell-free DNA assay

SAN DIEGO, CA and BILLERICA, MA/PRNewswire/ – July 29, 2013 – Trovagene, Inc. (NASDAQ: TROV) and RainDance Technologies announced today that Trovagene has adopted RainDance’s RainDropTM Digital PCR System for research and development, and for eventual use in the Trovagene CLIA laboratory. Trovagene has also announced successful development of a cell-free DNA mutation assay leveraging the RainDrop platform.

"Trovagene’s DNA isolation and assay development is at the forefront of non-invasive, cell-free cancer mutation detection and monitoring," said Roopom Banerjee, president and CEO of RainDance. "Utilizing our RainDrop Digital PCR System, they have addressed a critical need by enabling the use of a non-invasive, systemic specimen. This technology platform allows better assessment of tumor dynamics within an individual sample.”

The automated RainDrop System allows for a hundred-fold increase in the amount of DNA that can be analyzed for cancer mutation detection, increasing sensitivity and the ability to find rare mutations. It can analyze up to 10 million pico-liter sized droplets in a single assay, vastly improving the probability that low-level mutations will be detected. RainDance’s digital PCR approach also enables quantification of the relative amounts of mutated DNA in a sample.

Understanding the genomic changes that define a patient’s tumor can lead to clinically actionable information before, during and after therapy. The ability to non-invasively detect and monitor oncogenic mutations and genomic variations, as well as markers for resistance, may improve the overall management of cancer and lead to improved outcomes.

“Trovagene’s goal is to help improve detection and monitoring of cancer patients undergoing treatment, particularly those with metastatic cancers,” stated Mark Erlander, chief scientific officer of Trovagene. “Analyzing the large amounts of DNA present in urine requires a platform capable of handling hundreds of thousands, if not millions, of reactions. The RainDrop System is ideally suited for this task and enables Trovagene technology to be even more sensitive.”

Trovagene evaluated several platforms before purchasing RainDance’s RainDrop Digital PCR System. “The high level of sensitivity and workflow improvements made it a clear, cost-effective choice for detecting and quantifying singular oncogene mutations from cell-free DNA,” said Erlander.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

About RainDance Technologies

RainDance Technologies is a leading life sciences company developing innovative products that enable more accurate, reliable, cost-effective and early detection of disease and predisposition risk in order to improve human healthcare. Today, RainDance is focused on better healthcare outcomes and lowering costs for the research, diagnosis and treatment of cancers and inherited diseases. The company’s innovative RainStorm™ digital droplet technology powers next-generation sequencing and genetic testing systems that deliver dramatically superior performance, cost, interpretability, and ease of use. RainDance systems are used routinely in major academic research institutions, clinical genetics laboratories, and hospitals around the world. Based in Billerica, Massachusetts, the company supports customers through its international sales and service operations as well as a global network of distributors and commercial service providers. For more information, please visit www.RainDanceTech.com.

The RainDrop System is for Research Use Only; not for use in diagnostic procedures.

RainDance Technologies, the RainDance Technologies logo, RainDrop and RainStorm are trademarks of RainDance Technologies, Inc. All other brands may be trademarks of their respective holders.

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Contacts:

Trovagene, Inc.	RainDance Technologies, Inc.
Amy Caterina	Colin Sanford
Investor Relations	Director, Corporate Communications
858-952-7593	203-340-2441
acaterina@trovagene.com	colin@bioscribe.com